SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2004

SurModics, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)

9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)

(952) 829-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2004, the Compensation Committee of the Board of Directors of SurModics, Inc. (“the Company”) adopted the FY 2005 SurModics Bonus Plan (the “Plan”). Executive officers and other employees of the Company participate in the Plan. The Plan has two components — corporate objectives and business unit or department objectives, but no bonus will be paid if a minimum corporate objective is not met even if the business unit/department objectives are met. Under the corporate objectives component of the Plan, if certain revenue or earnings per share levels are achieved in fiscal year 2005 , a participant will receive a bonus in an amount to be calculated in accordance with the terms of the Plan with the exact amount dependent on the actual financial results achieved and the position of such participant with the Company. In addition, for most participants certain objectives for each business unit or department were also set, with at least one of the objectives for each business unit tied to revenue. If the business unit or department objectives for a participant are also met, the participant is entitled to an increase in his/her bonus. In the case of an executive officer, the maximum aggregate bonus under the Plan, including all components, is 26.67% of the officer’s base salary for fiscal year 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
	By:	/s/ Philip D. Ankeny
Date: November 19, 2004	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer